Exhibit 10.5

SERVICES AGREEMENT

Services Agreement (the “Agreement”), dated February 16, 2005, between Cybex International, Inc. (“Cybex”), a New York corporation and UM Holdings Ltd., (“UM Holdings”), a New Jersey corporation.

WHEREAS, Arthur W. Hicks, Jr. (“Shared Employee”) is a certified public accountant licensed in Pennsylvania;

WHEREAS, Shared Employee currently serves as Vice President and Chief Financial Officer of UM Holdings as well as Senior Vice President and Chief Financial Officer of Cybex;

WHEREAS, Cybex and UM Holdings have entered into a prior services agreement concerning the services of Shared Employee dated February 26, 2002, and supplemented on August 1, 2003 (the “Hicks Agreement”)

WHEREAS, given its investment in Cybex, UM Holdings believes it to be in its best interest to continue assist Cybex;

NOW THEREFORE, for good and valuable consideration, the parties, intending to be legally bound, agree as follows:

1.	Term. The initial term of this Agreement shall commence on January 1, 2005 and expire on December 31, 2006 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall renew for successive one (1) year periods (the “Renewal Terms”) unless and until cancelled in accordance with the provisions hereof.

2.	Services. During the Initial Term and any and all Renewal Terms (hereinafter referred to as the “Term”), Shared Employee shall remain as an employee of UM Holdings;.

3.	Fees. (a) As full compensation for the services to be provided hereunder, Cybex shall pay to UM Holdings fees of $216,000 representing approximately 80% of Shared Employee’s annual salary and cost of benefits. In addition, UM Holdings shall also provide support staff of UM Holdings which shall be no less than 50% of the time of an executive assistant, for which it shall receive fees of $28,500. Such amounts shall be payable in equal monthly installments and shall be reviewed annually for so long as this Agreement remains in effect. Cybex will also be responsible for expenses as provided in paragraph 4 below.

(b) UM Holdings will remain responsible for providing the compensation and benefits as well as withholding the related payroll taxes for Shared Employee.

4.	Conditions.

A.	During the Term, Shared Employee shall receive a salary from UM Holdings, including benefits; such salary and benefits shall be reviewed from time to time and adjusted by UM Holdings in its sole discretion.

B.	During the Term, all approved training, seminar or other costs incurred by the Shared Employee: (i) for the sole benefit of Cybex shall be borne by Cybex; (ii) for the sole benefit of UM Holdings shall be borne by UM Holdings; and (iii) for the mutual benefit of Cybex and UM Holdings shall be split evenly between Cybex and UM Holdings. Notwithstanding this paragraph, should Shared Employee incur costs at the specific request of either Cybex or UM Holdings, then regardless of the benefits received by either entity, the requesting entity shall bear any and all resultant costs.

C.	Cybex shall be responsible for all of the expenses incurred by Shared Employee for the benefit of Cybex only to the extent such expenses would have been reimbursed by Cybex through its normal approval process.

5.	Confidentiality. The Shared Employee shall keep strictly confidential all information concerning Cybex or any of the business or activities of Cybex, and during the Term of the Agreement shall perform his duties so as to respect the principles and intent of the respective codes of conduct and ethics of Cybex and UM Holdings, and the Shared Employee will sign such instruments with respect thereto the terms of which shall be reasonably negotiated by the respective parties.

6.	Termination. Cybex or UM Holdings may terminate this Agreement at any time during the Term on one (1) month written notice, provided, however, that this Agreement may be terminated on less than one (1) month written notice on terms that are mutually acceptable to Cybex and UM Holdings. In the event of termination, Cybex shall promptly pay to UM Holdings all amounts due and owing under the term of this Agreement up to and including the date of termination.

7.	Notices. Any notice made under this Agreement shall be deemed given to the other party if in writing and personally delivered; sent by registered mail; or sent by facsimile transmission; addressed as follows:

If to Cybex:

Cybex International, Inc.

Attention: Chief Executive Officer

10 Trotter Drive

Medway, MA 02053

(508) 533-5500 (fax)

If to UM Holdings:

UM Holdings Ltd.

Attention: Chief Executive Officer

56 Haddon Avenue

Haddonfield, NJ 08033

(856) 354-2216 (fax)

8.	Responsibilities. UM Holdings’ responsibilities under this Agreement is to use normal business efforts to cause the Shared Employee to render the services called for hereunder in a manner reasonably satisfactory to Cybex. No party shall be liable or held accountable for any mistakes of fact or law or for any loss or damage to the other party arising or resulting therefrom or for errors of judgment, or otherwise for any acts or omissions, so long as it acts in good faith and with reasonable diligence.

9.	Legal Relationship. It is not the intention of the parties that this Agreement or the operation thereof shall create a legal relationship between them which could be construed as agency, partnership or joint venture.

10.	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and there are no representations or warranties, express or implied statutory or otherwise and no agreements collateral to this Agreement other than expressly set forth or referred to herein.

11.	Further Acts. Each of the parties will, at the reasonable request of the other, take such steps or provide such further assistance as may be required to enable the due performance of the terms and conditions of the Agreement.

12.	Applicable Law. This Agreement shall be construed, interpreted and applied in the Courts and according to the laws of the State of New Jersey.

IN WITNESS WHEREOF, Cybex and UM Holdings have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized. In addition, with regard to any provision that requires assent from Shared Employee he has signed this Agreement below.

CYBEX INTERNATIONAL, INC.

/s/ John Aglialoro
Name: John Aglialoro Title: Chairman and Chief Executive Officer

UM HOLDINGS LTD.

/s/ Joan Carter
Name: Joan Carter Title: President

/s/ Arthur W. Hicks, Jr.
Arthur W. Hicks, Jr.